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                                                                     EXHIBIT 11



                       CALCULATION OF EARNINGS PER SHARE



                               EARNINGS PER SHARE



COMPUTATION FOR STATEMENT OF EARNINGS
-------------------------------------


                                                 YEARS ENDED MARCH 31,
                                         ---------------------------------------
                                            1997          1996          1995
                                         -----------   -----------   -----------
Reconciliation of net earnings (loss)
  per statement of earnings to amount
  used in earnings per share
  computation:

Net earnings (loss)....................  $ 1,695,790   $ 1,037,583   $ (717,632)

Less: Preferred dividend requirements..       16,000        16,000       16,000
                                         -----------   -----------   -----------
NET EARNINGS (LOSS), AS ADJUSTED.......  $ 1,679,790   $ 1,021,583   $ (733,632)
                                         ===========   ===========   ===========

Weighted average number of shares
  outstanding..........................    5,014,847     5,877,999    6,376,728
                                         ===========   ===========   ===========

Earnings (loss) per share..............  $      0.34   $      0.17   $    (0.12)
                                         ===========   ===========   ===========